UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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BENIHANA INC.
(Name of Registrant as Specified in Its Charter)

RHA TESTAMENTARY TRUST BENIHANA OF TOKYO, INC. KEIKO ONO AOKI
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Benihana of Tokyo, Inc. (“BOT”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange  Commission  of a proxy statement and an accompanying GOLD proxy card to be used in connection with the  solicitation  of proxies against the proposed reclassification of the Class A Common Stock of Benihana Inc. (“Benihana”) into Common Stock which will be voted  on  at  a  special meeting  of  the  Company’s  stockholders to be held on November 17, 2011.

On October 25, 2011, BOT issued the following press release:

Benihana of Tokyo Sends Letter to Common Stockholders of Benihana Inc.

Urges Fellow Common Stockholders to Vote the GOLD Proxy Card to Reject the Ill-Advised & Dilutive Reclassification Proposal at the Upcoming Special Meeting

NEW YORK, Oct. 25, 2011 /PRNewswire/ -- Benihana of Tokyo, Inc. (“BOT”), Benihana’s largest common stockholder, today announced that it has delivered a letter to the common stockholders of Benihana Inc. (Nasdaq: BNHN).

The full text of the letter follows:

October 25, 2011

Dear Fellow Benihana Inc. Common Stockholders:

WE HAVE ALREADY VOTED DOWN THE ILL-ADVISED RECLASSIFICATION PROPOSAL ONCE!

UNFORTUNATELY, THE BENIHANA BOARD HAD NO PLANS OF FOLLOWING THE WISHES OF ITS COMMON STOCKHOLDERS AND SIMPLY WON’T TAKE NO FOR AN ANSWER!

DO NOT GRANT THIS BOARD THE IMMUNITY IT IS SEEKING!

Almost immediately after the Company’s proposed Reclassification was soundly defeated at the Special Meeting on September 12, 2011, with only 45.72% of common stockholders voting in favor, the Board announced it would continue its pattern of wasting corporate assets by holding the exact same vote again.

DO NOT BE MISLED -- We continue to believe this Reclassification was carefully designed to increase the voting power of certain self-interested insiders so as to help maintain their control over your Board.  If this Reclassification passes it will be virtually impossible for stockholders to ever replace members of the Benihana Board.  It is entrenchment at its very core.

Demonstrate to the Board you are tired of receiving hundreds of phone calls costing the Company tens of thousands of dollars begging for your support for a proposal that runs counter to  your best interests – phone calls that are being paid for by stockholders.  We are the ones paying dearly for the millions the Company has spent seeking approval to dilute our voting power without a premium in return.  Vote the GOLD proxy card today to block the ill-conceived reclassification and to preserve your rights & voting power!

Unfortunately the Benihana Board has chosen to re-launch its costly campaign for an ill-advised Reclassification without paying a premium to common stockholders.  As a fellow common stockholder of Benihana, we are writing to urge you AGAIN to support our efforts to defeat the proposed Reclassification of the Company’s Class A Common Stock into Common Stock at the upcoming special meeting of stockholders on November 17, 2011. If approved, this Reclassification would have the effect of diluting the collective voting power of the Company’s common stockholders by more than 50%, while greatly increasing the voting power of the Company’s Class A stockholders -- many of whom are Company insiders and management. In fact, if the reclassification is approved, the Company’s Board and management would control almost 30% of the Company’s voting power.

Benihana of Tokyo, Inc. (“BOT”) has been a stockholder of Benihana, Inc. since its inception and is the Company’s largest common stockholder. BOT was established in the 1960’s by the late Rocky Aoki, who was the founder of the “Benihana” restaurant concept. Today, BOT owns or operates 16 Benihana restaurants in certain territories outside the continental United States, South America and the islands of the Caribbean Sea. Our interests are aligned with yours in protecting our respective investments in the Company and not allowing Benihana to be controlled by a group of self-interested insiders, some of whom have a long history of destroying value at other companies.

THIS RECLASSIFICATION IS COSTING YOU MORE THAN JUST YOUR VOTING RIGHTS!

This Board is simply refusing to take no for an answer.  Despite being soundly defeated in an identical vote nearly two months ago, this Board has chosen to again spend our money frivolously in what we believe is a blatant attempt to capture irreversible control of Benihana for the foreseeable future.  The Board has made quite a fuss in saying that BOT, the second largest stockholder of the Company, made up a majority of the vote against the “reclassification”.  What they fail to disclose is that almost 40% of all common shares voting for the Reclassification were held by members of the Board and other insiders -  the same individuals who stand to gain the most from the Reclassification as they own most of their stock as Class A shares.

CAMPAIGNS BUILT ON LIES AND MISINFORMATION

To be honest, we are simply tired of the campaigns of misinformation and propaganda that this Board continues to perpetrate upon its stockholders.  This Reclassification is nothing new.  First, there was the urgency two years ago to increase the authorized outstanding of the Class A shares because of a supposed lack of liquidity available to the Company, when in fact the Company had not only enough cash, but so much cash that they began paying down debt.  In order to get this huge increase past stockholders, the Company structured the transaction as if it was a merger in order to benefit from “routine” voting standards which allowed brokers to vote shares for the transaction even if their clients had given them no such instruction.  They ended up winning by a mere 1% of the outstanding shares.

Then the Company underwent a ten-month long supposed sale process, and after spending upwards of a million dollars and failing to sell the Company for undisclosed reasons, the Board’s Executive Committee (which then held 8 times as many Class A shares as Common stock ) decided that merging the two classes while paying no premium to Common stockholders (who would see their voting rights decrease by over 50%) would be the answer to enhance value.

This time they do not have the luxury of using the “routine” tactic, so it appears they have instead resorted to outright lies.

BENIHANA IS NOT BEING FORTHRIGHT WHEN IT TELLS YOU THAT IT WOULD BE ILLEGAL FOR THE COMPANY TO OFFER A PREMIUM TO ITS COMMON STOCKHOLDERS!

The Company states that it cannot pay a premium to common stockholders because its Certificate of Incorporation does not permit it.  What the Company fails to tell you is that the Certificate of Incorporation also does not permit combining the two classes and that this “Reclassification” vote – which they failed to get passed the first time – is a vote to amend the same section of the Certificate of Incorporation that contains the prohibition on paying a premium.  Couldn’t they just amend that part of the Certificate in the same vote?  Yes, they easily could, but have chosen not to and would rather conveniently have you believe that offering a premium would be illegal.  Well, the Reclassification would be illegal, too, if they pressed forward with it without first seeking and receiving stockholder approval at the Special Meeting.  There is nothing stopping the Company from offering a premium to the common stockholders other than stockholder approval similar to that they also require for the Reclassification.  Why should we give them the approval they are seeking without the quid pro quo of a premium that they have chosen to withhold?  DO NOT BE FOOLED BY THEIR MISLEADING ANTICS!  It is not surprising that the decision to offer no premium was made by Board members who, at the time, held most of their ownership in classes of stock other than the common.

They then spend millions on high priced advisors to compile a list of 25 companies who undertook reclassifications where stockholders “allegedly” received no premiums.  This analysis is equally untrue and misleading.  Either the Benihana Board is simply wasting corporate assets on advisors who are incredibly incompetent or this is yet another case where it appears the Board and its advisors are just plain lying to stockholders.

A premium is defined according to Merriam-Webster dictionary as “a reward or recompense for a particular act.”  We believe that it is simply fair that the common stockholders receive some recompense for losing their significant voting power in any “reclassification”.  The Company states there were no premiums paid in 22 of the 25 situations they listed, however, when simply looking at the first 4 on their list, we see that shareholders received some form of a premium in every single one.

1.
In Steinway – The Chairman and The CEO owned all of the class A stock which held 80% of the voting power.  The class A stock did not trade at all and in fact they simply agreed to sell this stock on an as converted basis to the Company’s two largest stockholders.  The common was trading at $25 a share upon this announcement, it was announced that the sale price of the Class A shares would be $56 per share.  Note to Benihana advisors – this $31 difference would be considered a premium.

2.
Aarons – The class A stock held the voting power compared to the common stock, although the common stock had greater liquidity.  For approximately 10 years the Common stock traded at a 10% premium to the class A stock and for the 3 years prior to the reclassification announcement the common traded at a 16% premium to the Class A stock.  In fact on the day before the announced reclassification the class A stock closed at $14 per share and the Common, which had less voting power, closed at $16.60.  Note to Benihana’s high priced advisors – the difference between these two numbers would be called the PREMIUM!

3.
Texas Roadhouse – All of the Class B shares were owned by 1 stockholder and these class B shares did not trade.  The class A shares held less voting power, but did trade.  There was no stockholder vote, the class B stockholder simply chose to convert his shares and then just as promptly sold 50% of his position.  Note to Benihana’s advisors – in this case the reward was that the class B stockholder was able to trade his stock.

4.
Chipotle – The class B shares, which held 10 votes to just one for the Class A stock, traded at an average of a 14% discount to the Class A.  Note to Benihana advisors – this 14% difference in price is the Premium.

After spending millions on advisors in a failed sales process, after spending millions on a consulting firm to fill the role of CFO because the Board could not be bothered to find a replacement for twenty-two months, after spending millions on a failed vote to reclassify the shares and still more money on this second attempt – it is clear that there needs to be a change to the Board of this Company!

IT IS TIME FOR A CHANGE! DO NOT LET THIS BOARD MANIPULATE THE ELECTION OF DIRECTORS AT THE 2011 ANNUAL MEETING

In fact, that is truly what this vote is about.  If the Reclassification passes, by its own admission the Board and management will control almost 30% of the outstanding shares of stock, a virtually insurmountable voting block.  Could this be why the Company has delayed announcing its 2011 Annual Meeting when it’s been more than a year since its last annual meeting? We believe this Board knows that a successful Reclassification vote will have the effect of entrenching the current Board and management for the foreseeable future.  The Board states that this Reclassification is about good corporate governance – nothing can be further from the truth.  They state that stockholders are confused by the structure of the Company; we say that stockholders aren’t idiots – we certainly understand when our voting rights are being taken away without a fair premium being paid!  When the Company finally announces its dates for the 2011 Annual Meeting, we intend to run for three seats.  We intend to nominate individuals with no ties to BOT, but rather truly qualified independent candidates who are committed to running this Company for the benefit of stockholders rather than for themselves and their cronies.

A PATTERN OF DECEIT

We find it unconscionable that your Board of Directors spent upwards of $1.5 million in stockholder money to conduct a ten-month “strategic review process” only to terminate such process in favor of this one-sided Reclassification. The Board then spent huge amounts of money in failing to pass the Reclassification – their answer – spend more money on holding the same exact vote again. The Company has employed a solicitor which has been calling stockholders as many as 6 times in the same day – we know, as we have received these calls ourselves.  We are stockholders in Benihana just like you, and just like you we recognize when our rights are being infringed.  Is it any mistake that the biggest proponents of this reclassification hold most of their stock in Class A shares?  Is it any mistake that the Company failed to form an independent special committee of Board members to review this transaction?  We think it’s no mere fluke that the members of the Board’s Executive Committee that recommended this transaction held the vast majority of their Benihana stock as Class A shares.

Nor do we think it any coincidence that a significant portion of the Company’s Class A stock is held by insiders and management. In fact, in the past 10 months alone, the Company has granted at least 775,000 shares of Class A common stock to certain executive officers, including 400,000 shares to the CEO. If the Reclassification were to be approved, the voting rights of these executive officers would increase tenfold. How can this Board tell you with a straight face that it approved this Reclassification with our best interests as common stockholders in mind? One thing is clear -- the current BFC-dominated Board continues to demonstrate a complete and utter disregard for its fiduciary duty to protect and grow the value of our investment.

WE BELIEVE THE BOARD IS ATTEMPTING TO DILUTE THE VOTING POWER OF THE COMMON STOCKHOLDERS SO IT CAN CONTROL THE ELECTION OF DIRECTORS AT THE 2011 ANNUAL MEETING.  ASK YOURSELF WHETHER BENIHANA REALLY CARES ABOUT THE SUPPOSED REASONS FOR THE RECLASSIFICATION OR WHETHER THE BOARD IS MORE CONCERNED WITH OPERATING IN AN ENVIRONMENT OF IMMUNITY.

THE DUBIOUS TIMING OF THE SPECIAL MEETING CORROBORATES OUR SUSPICIONS ABOUT THE COMPANY’S ENTRENCHMENT INTENTIONS.

WHY ELSE WOULD THE COMPANY BE SPENDING SIGNIFICANT STOCKHOLDER MONEY IN RUSHING TO HOLD A SECOND SPECIAL MEETING NOW WHEN THE ANNUAL MEETING IS JUST AROUND THE CORNER?

We seriously question the timing of the Reclassification and the Special Meeting. Why is the Board rushing to hold a second special meeting to vote on the Reclassification when they could have easily included it on the agenda at the 2011 Annual Meeting later this year? After the Reclassification vote was defeated in September, why would the Board rush to hold a second special meeting when it has already been almost 13 months since they have held an Annual Meeting?  This only corroborates what we believe to be the real reason behind the Reclassification -- to manipulate the corporate voting machinery to entrench BFC and Coliseum while diluting the common stockholders. We urge you to join us in sending a strong message that the common stockholders will not stand for this coercive behavior from its Board.

We are seriously concerned that one of the Company’s primary motives for approving the Reclassification may be to “stack the deck” and dilute the voting power of the current common stockholders at the 2011 Annual Meeting. We cannot think of any other legitimate reason for not including the Reclassification proposal on the agenda for the 2011 Annual Meeting.

DO NOT BE FOOLED!

THIS RECLASSIFICATION HAS NOTHING TO DO WITH GOOD CORPORATE GOVERNANCE AND INCREASED LIQUIDITY AND HAS EVERYTHING TO DO WITH BFC’S AND OTHER INSIDERS’  DESIRE TO CONTROL THE BOARD FREE OF OUTSIDE INFLUENCE.

The Board would have you believe that the real reasons behind the Reclassification are based on good corporate governance and an effort to increase the liquidity of the stock. Do not be misled! Judging from BFC’s past history with other portfolio companies, including Woodbridge Holdings, LLC, BankAtlantic Bancorp, Inc. and Bluegreen Corporation, we believe this Reclassification is really just another step in BFC’s efforts to control Benihana like it did at these other companies. The Board’s actions over the last two years demonstrate a disturbing pattern of manipulation and self-dealing. Consider the following:

•
In January 2010, the Company sought approval for the issuance of 12,000,000 additional Class A shares that would effectively give the Company the ability to conduct an issuance of Class A Stock that would be highly dilutive to all stockholders except for BFC. Then, when it appeared that this issuance would not be approved by stockholders, the Company changed the proposal into a sham merger structure that effectively allowed BFC, whose shares would not be diluted, to (i) vote on an as-converted basis, while also requiring a vote of all classes combined and (ii) gain the votes, under NYSE rules, of retail stockholders who had not submitted a proxy. In fact, the Transaction passed by less than one-half of 1% of the outstanding voting power.

•
Between December 8, 2010 and January 24, 2011, the Board proceeded to grant at least 625,000 Class A restricted shares to management. These grants would increase the cost of acquiring Benihana by millions, all during a time it was purportedly engaged in a sale process. The Board has since issued yet another 150,000 shares of Class A shares to management bringing the total to 775,000 in less than a year.

•
The Board and management have continued to purchase and convert shares in order to increase their voting power for both the first and now the second reclassification vote.  In fact, the CEO, CFO and General Counsel all recently purchased Common stock in order to increased their voting power at the meeting.  We are prevented from purchasing additional shares because the Company has a stockholder unfriendly “poison pill” which prevents this.  Yet it appears that this pill does not apply to what appears to be an insider “group” of Coliseum, Management, BFC and certain Board members affiliated with BFC.

•
BFC has now converted all of their Class B shares in order to pass the reclassification on the Board’s expensive second attempt.  Yet there has been no announcement of BFC members stepping down from the Board.  BFC currently has 4 members of the ten-person Board who are either directly or indirectly employed by BFC.  We believe at least two of these Board members should step down immediately.

•
In our previous letter we addressed the unseemly pattern of stock purchases by Coliseum after an announced record date, which it appears was subsequently changed to allow Coliseum’s purchased stock to vote.  This pattern has unfortunately continued with purchases by management, Coliseum, and certain Board members before a record date was announced publicly for this second special meeting.  We had previously applauded Adam Gray when he had spoken out against the lack of transparency and good corporate governance at Benihana, it appears that in a little over a year Mr. Gray has fallen victim to what we believe to be a Board culture of deceit and lies.

BFC AND ITS CRONIES ARE NOT THE PEOPLE WE WANT TO CONTROL THE DESTINY OF BENIHANA!  WHAT DO THEY KNOW ABOUT RUNNING A PUBLIC RESTAURANT COMPANY?  IT SEEMS THEIR ONLY EXPERIENCE IS IN SEEKING CONTROL OF COMPANIES AND DESTROYING THEIR VALUE!

It appears that BFC’s modus operandi, once it identifies a target, is to: (1) obtain a significant ownership position, (2) conduct a highly dilutive rights offering to further increase its position and (3) complete its assertion of control. In fact, we believe Benihana is the only company in the BFC portfolio in which BFC does not control at least 50% of the voting power.

By seeking to eliminate the Class A shares and increase their voting power, while diluting the common stockholders, the Reclassification will greatly enhance the ability of BFC, management and Coliseum to control our company. Why should we believe anything else is motivating BFC in proposing the Reclassification?

We hope it’s clear to you that the Reclassification is nothing more than a disingenuous attempt to solidify BFC’s stranglehold on the Company. The purported reasons that the Company gives for approving the Reclassification, including greater liquidity, alignment of voting and economic interests and the simplification of the capital structure, are nothing more than a “smokescreen” to hide BFC’s true intention of solidifying its control over the Company by creating a management, BFC and Coliseum voting block that will prevent stockholders from ever removing their negative influence on the company.

Unfortunately, this Board’s recent actions are entirely consistent with how BFC-dominated companies have dealt with stockholders in the past. In the past year alone, Class A stockholders and the common stockholders have been diluted by over one million shares, and we fear this Reclassification is just another step in a plan for continued stockholder disempowerment and dilution.

THE COMPANY’S STATED REASONS FOR ADOPTING THE RECLASSIFICATION ARE FALSE AND MISLEADING

We agree with Institutional Stockholder Services that dual class stock structures are normally stockholder unfriendly. Yet, even ISS recommended against this reclassification! They stated that “We continue to believe the elimination of the dual-class structure would ultimately be in the best interests of all common stockholders. For Class A stockholders, who would immediately benefit from the transaction as proposed, the proposal deserves their support. Because it provides inequitable treatment of the Common stockholders, however, in denying them compensation for the substantial voting dilution they would undergo, the proposal is not yet in their best interests, and does not warrant their support.”

The Board’s argument that combining the two classes will result in greater liquidity and may make our stock more attractive to institutional investors is simply not credible. Class A shares are more liquid than the common stock and currently trade at almost six times the volume. If common stockholders wish to take advantage of the liquidity that the Class A stock has to offer, they may simply convert their common stock to Class A stock on a one-for-one basis. The truth is that we are not aware of any corresponding investor relations program the Company has launched to increase interest in Benihana shares and therefore are doubtful that any institutions have expressed concern about a Benihana investment because of our share structure. Even in the Company’s own materials they only site “liquidity concerns that institutional investors typically express” perhaps because no institution has actually addressed such a concern to Benihana.

THE BOARD HAS BEEN GRANTING CLASS A SHARES TO INSIDERS FOR YEARS!  NOW THEY WANT TO INCREASE THESE INSIDERS’ VOTING POWER AND DECREASE OURS!

What the Board so cavalierly describes as a “simplifying” is really a manipulation of the common stockholders. For years, options have been granted using the Class A shares, with the full knowledge of all classes of stockholders. At the time, we believed it was actually good corporate governance to award Class A shares due to their lower voting power, which would reduce the entrenching effect of such grants. We have voted to approve compensation packages on this basis. Had we known that the Company would later seek to bring the Class A voting to a one-to-one basis with the common stock, we would not have approved such incentive plans. Now, after granting over 775,000 Class A shares to management in the past year alone, the current Board wants to increase the voting power of such shares by 10 times! This is simply unacceptable to common stockholders without a substantial restructuring, including clawbacks, of previous share grants.

Further, The Company purportedly wants to eliminate its stockholder rights plan or “poison pill” (even though they extended this same poison pill less than 8 months ago), but even though they have the ability to take this commendable corporate governance action right now, they have chosen to condition it on the approval of the Reclassification. We cannot think of any good reason to tie the termination of the Company’s poison pill to the approval of the Reclassification. Ask yourself how genuinely concerned the Board is in maintaining proper corporate governance.

THE COMPANY CONDUCTED A FLAWED PROCESS IN CONSIDERING AND APPROVING THE RECLASSIFICATION

We are concerned that the process conducted by the Company in considering and approving the Reclassification may not have been appropriately conducted. We believe at least five of the ten members of the Board have interests in the Reclassification that significantly diverge from the best interests of the vast majority of the Company’s unaffiliated common stockholders. BFC principals or employees currently hold four of ten Benihana director positions, while director Adam Gray is the managing partner of Coliseum, whose voting rights are set to increase by almost 50% under the proposed Reclassification.

We question why the Board did not form an independent special committee to review and consider the Reclassification. In fact, we have reason to believe it was these five Board members who, acting through an Executive Committee of the Board, controlled the process that resulted in the approval of the Reclassification, an action that benefits these Board members, management and their respective affiliates and associates. We are troubled that the Executive Committee of the Board is made up of three BFC director representatives, Messrs. Levan, Abdo and Dornbush, and a fourth director, Richard C. Stockinger, whose compensation is determined by the BFC-controlled compensation committee and who is the recent beneficiary of 400,000 Class A shares. The fifth member is Adam Gray of Coliseum, the largest Class A stockholder. We are further troubled by the apparent lack of transparency in the Executive Committee’s deliberations as it is our understanding that the Executive Committee has been controlling all key Board decisions and actions behind closed doors.

We believe these clear conflicts of interest and related party transactions cast doubt on whether the best interests of the Company’s common stockholders were adequately addressed throughout the failed sale process and the process that led to the Reclassification.

In our opinion, the Board has not lived up to its responsibilities to protect the best interests of all Benihana stockholders in approving the Reclassification. The Board’s fiduciary duty is to focus on the best interests of all the Company’s stockholders, and we believe that an independent and conflict-free committee of the Board should have reviewed this proposed action before it was presented to the full Board for consideration.

WE HAVE SIGNIFICANT CONCERNS WITH BFC’S TRACK RECORD OF DESTROYING STOCKHOLDER VALUE AT ITS PORTFOLIO COMPANIES

DO NOT LET BENIHANA BECOME THE NEXT BFC, BLUEGREEN OR BANKATLANTIC!

BFC’s record with respect to its portfolio companies should also cause alarm. Since BFC became listed on June 22, 2006, consider:

•BFC trades on the pinksheets as BFCF.PK. On June 22, 2006 its adjusted closing price was $5.95. On October 21, 2011 its adjusted closing price was $0.28, a loss in stockholder value of 95%.

•Bluegreen trades on the NYSE as BXG. On June 22, 2006 its adjusted closing price was $11.32. On October 21, 2011 its adjusted closing price was $2.02, a loss in stockholder value of 82%.

•BankAtlantic trades on the NYSE as BBX. On June 22, 2006 its adjusted closing price was $68.00. On October 21, 2011 its adjusted closing price was $0.45 (after adjusting for recent 5-1 reverse stock split), a loss in stockholder value of over an astounding 99%. In fact the stock price has dropped 34% since we last published a letter to stockholders in August.

There is no way the Company can defend Mr. Levan’s track record of stockholder value destruction.  Is this really the person you want controlling the Board of Benihana?

PROTECT YOUR INVESTMENT AND VOTE “NO” ON THE RECLASSIFICATION

WE URGE YOU TO VOTE AGAINST THE RECLASSIFICATION PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD AS SOON AS POSSIBLE

If you have any questions or require any assistance with your vote, please contact SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Thank you for your support,

Keiko Ono Aoki

Contact:
Steven Balet
(917) 261-2217